As filed with the Securities and Exchange Commission on July 27, 2020

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aridis Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2641188
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5941 Optical Ct.

San Jose, California 95138

(Address of principal executive offices) (Zip Code)

2014 Equity Incentive Plan

(Full title of the plans)

Dr. Vu Truong

Chief Executive Officer

5941 Optical Ct.

San Jose, California 95138

(Name and Address of agent for service)

(408) 385-1742

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Fessler, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, NY 10112-0015

Phone (212) 653-8700

Fax (212) 653-8701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller Reporting Company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	400,000	$6.79	(2)	$2,716,000	$353

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Aridis Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the Registrant’s 2014 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high and low sales prices of the Registrant’s common stock reported on the Nasdaq Capital Market on July 24, 2020.

EXPLANATORY NOTE

This Registration Statement registers an additional 400,000 shares of the Registrant’s common stock that may be offered and sold under the Aridis Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Registrant initially registered 1,583,528 shares of its common stock issuable under the Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 3, 2019 (File No. 333-233603) (the “Initial S-8”). Registrant registered an additional 162,736 shares of its common stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on April 8, 2020 (File No. 333-237611) (the “2020 S-8” and together with the Initial S-8, the “Prior Registration Statements”).

On June 4, 2020, the Registrant held its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). At the 2020 Annual Meeting, the Registrant’s stockholders voted affirmatively, among other things, to amend the Plan to increase the number of shares of common stock authorized to be issued pursuant to the Plan to 2,183,692 (the “Amendment”).

Pursuant to the Amendment, the total number of shares of the Registrant’s common stock available for grant and issuance under the Plan increased by 400,000 shares. Accordingly, the content of the Prior Registration Statements are incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”):

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on April 8, 2020;
•	The Registrant’s Current Reports on Form 8-K filed on January 2, 2020, January 28, 2020, March 4, 2020, March 5, 2020, March 6, 2020; May 5, 2020, June 4, 2020, June 15, 2020 and June 22, 2020; and
•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on August 13, 2018.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law our bylaws provide that we will indemnify our directors and executive officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. We may, in our discretion, indemnify other officers, employees and agents in those circumstances where indemnification is permitted by applicable law. We are required to advance expenses, as incurred, to our directors and executive officers in connection with defending a proceeding, except that such directors or executive officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification. We will not be obligated pursuant to our bylaws to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under applicable law or (iv) such indemnification is required to be made pursuant to our restated bylaws. The rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents. We may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any officer, director, employee and agent against any liability which may be asserted against such person.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

See the attached Exhibit Index on the page immediately preceding the signature pages hereto, which is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Form S-1 (File No. 333-226232) filed with the SEC on August 6, 2018)
4.2	Certificate of Correction to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.5 to Amendment No. 2 to the Registrant’s Form S-1 (File No. 333-226232) filed with the SEC on August 8, 2018)
4.3	Form of Common Stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 (File No. 333-226232) filed with the SEC on July 18, 2018)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Aridis Pharmaceuticals, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018)
23.1	Consent of Mayer Hoffman McCann P.C.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on the 27th day of July 2020.

ARIDIS PHARMACEUTICALS, INC.

By:	/s/ Vu Truong
Vu Truong
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vu Truong, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Vu Truong	Chief Executive Officer, Chief Scientific Officer and Director	July 27, 2020
Vu Truong	(Principal Executive Officer)

/s/ Michael Nazak	Chief Financial Officer	July 27, 2020
Michael Nazak	(Principal Accounting Officer)

/s/ Eric Patzer	Executive Chairman and Director	July 27, 2020
Eric Patzer

/s/ Craig Gibbs	Director	July 27, 2020
Craig Gibbs

/s/Robert R. Ruffolo	Director	July 27, 2020
Robert R. Ruffolo

/s/ John Hamilton	Director	July 27, 2020
John Hamilton

/s/ Susan Windham-Bannister	Director	July 27, 2020
Susan Windham-Bannister